Exhibit 10.6

14285285.8	(A.1)
03-29-12

LOAN AGREEMENT

Dated as of March 30, 2012

by and among

LITTLE ROCK HC&R PROPERTY HOLDINGS, LLC,

a Georgia limited liability company,

NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC,

a Georgia limited liability company,

WOODLAND HILLS HC PROPERTY HOLDINGS, LLC,

a Georgia limited liability company

as Borrowers

and

THE PRIVATEBANK AND TRUST COMPANY,

an Illinois banking corporation,

as Lender

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7.16.	Minimum Combined EBITDAR of Operators	32
7.17.	AdCare Debt Service Coverage Ratio	33
7.18	AdCare Leverage Ratio	33
7.19.	Capital Expenditures Reserve Account	33
7.20.	Concerning Operators	34
7.21	Security Interest Matters	35
7.22	Further Assurance	35

ARTICLE 8 CASUALTIES AND CONDEMNATION		35
8.1.	Application of Insurance Proceeds and Condemnation Awards	35

ARTICLE 9 ASSIGNMENTS, SALE AND ENCUMBRANCES		36
9.1.	Lender’s Right to Assign	36
9.2.	Prohibition of Assignments and Encumbrances by Borrowers	36

ARTICLE 10 EVENTS OF DEFAULT BY BORROWER		36
10.1.	Event of Default Defined	36

ARTICLE 11 LENDER’S REMEDIES UPON EVENT OF DEFAULT		39
11.1.	Remedies Conferred upon Lender	39
11.2.	Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances	40
11.3.	Attorneys’ Fees	40
11.4.	No Waiver	40
11.5.	Default Rate	40

ARTICLE 12 MISCELLANEOUS		41
12.1.	Time is of the Essence	41
12.2.	Joint and Several Obligations; Full Collateralization	41
12.3.	Concerning the Operator Loan Documents	42
12.4.	Lender’s Determination of Facts; Lender Approvals and Consents	43
12.5.	Prior Agreements; No Reliance; Modifications	44
12.6.	Disclaimer by Lender	44
12.7	Loan Expenses; Indemnification	44
12.8.	Captions	45
12.9.	Inconsistent Terms and Partial Invalidity	45
12.10.	Gender and Number	45
12.11.	Notices	45
12.12.	Effect of Agreement	46
12.13.	Construction	46
12.14.	Governing Law	46
12.15.	Litigation Provisions	46
12.16.	Counterparts; Facsimile Signatures	47
12.17.	Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act	47

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EXHIBITS
EXHIBIT A	-	THE LAND
EXHIBIT B	-	PERMITTED EXCEPTIONS
EXHIBIT C	-	DIRECT AND INDIRECT OWNERSHIP OF BORROWERS AND OPERATORS
EXHIBIT D	-	INSURANCE REQUIREMENTS

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of March 30, 2012 (this “Agreement”), is executed by and between by and among LITTLE ROCK HC&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 1”), NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 2”), and WOODLAND HILLS HC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 3”) (collectively, “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”).

RECITALS

A.            Each Borrower has contracted to purchase one of the properties described in Exhibit A attached hereto and the building located thereon, as indicated therein, each of which is designed to be used as a skilled nursing facility (each a “Project”).

B.            Borrowers have applied to Lender for the Loan (as hereinafter defined) to provide mortgage financing for the Projects, and Lender is willing to make the Loan upon the terms and conditions hereinafter set forth.

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1          Incorporation and Definitions.  The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement.  The following terms shall have the following meanings in this Agreement:

AdCare:  AdCare Health Systems, Inc., an Ohio corporation.

Affiliate:  As to a person or entity, any other person or entity which, directly or indirectly, Controls, is Controlled by or is under common Control with such first person or entity.

Agreement:  This Loan Agreement by and among Borrowers and Lender.

Assignments of Rents:  As defined in Section 4.1 hereof.

Bank Product Agreements:  Those certain cash management service agreements entered into from time to time between any Borrower and Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations:  All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Borrower pursuant to the Bank Product Agreements.

Bank Products:  Any service or facility extended to any Borrower by Lender or its Affiliates, including, without limitation, (i) deposit accounts, (ii) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (iii) debit cards, and (iv) Hedging Agreements.

Borrower 1:  As defined in the Preamble hereto.

Borrower 2:  As defined in the Preamble hereto.

Borrower 3:  As defined in the Preamble hereto.

Borrowers:  As defined in the Preamble hereto.

Capital Expenditures Reserve Account:  The account so designated that is created in Section 7.19 of this Agreement.

Capital Lease:  With respect to any party, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such party, as lessee, that is or should be recorded as a “capital lease” on the financial statements of such party prepared in accordance with GAAP.

Capitalized Lease Obligations:  With respect to any party, all rental obligations of such party as lessee under a Capital Lease which are or will be required to be capitalized on the books of such party.

Code:  The Uniform Commercial Code of the State of Illinois as from time to time in effect; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Loan Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral Account:  The account so designated that is provided for in Section 3.4 of this Agreement.

Control:  Possession by a person or an entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by contract, ownership of voting securities, membership or partnership interests or otherwise.

Debt Service:  With respect to any party, for any period, the sum of (i) Interest Charges, plus (ii) all principal payable to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (iii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as principal in accordance with GAAP.

Declarations:  Any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden the Land, or both, whether or not recorded, including, without limitation, with respect to Borrower 3’s Project, recorded Document No. 93-27039, Document No. Book 1444, Page 814, as amended by 78-31255 and 78-50712, and recorded Document No. 83-56348.

Default:  When used in reference to this Agreement or any other document, or in reference to any provision of or obligation under this Agreement or any other document, the occurrence of an event or the existence of a condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under this Agreement or such other document, as the case may be.

Default Rate:  As defined in the Note.

Depreciation:  With respect to any party, for any period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on such party’s financial statements for such period and determined in accordance with GAAP.

Distribution:  In the case of any entity with respect to which the term is used, any of the following: (i) any dividend or distribution of money or property to any owner of a direct or indirect interest in such entity (each a “Principal”) or to any Affiliate of any Principal, (ii) any loan or advance to any Principal or to any Affiliate of any Principal, (iii) any payment of principal or interest on any indebtedness due to any Principal or to any Affiliate of any Principal, and (iv) any payment of any fees or other compensation to any Principal or to any Affiliate of any Principal.

EBITDA:  With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation.

EBITDAR:  With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) Rental Expense.

EBITDAR/Cap Ex Adjusted:  With respect to any Operator, for any period, an amount equal to EBITDAR for such Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator used in calculating

EBITDAR/Cap Ex Adjusted for such Operator for any period, shall be computed by taking into account an imputed annual capital expenditures reserve allowance of $350 per licensed bed in such Operator’s Facility.

EBITDAR/Fully Adjusted:  With respect to any Operator, for any period, an amount equal to EBITDAR for such Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator used in calculating EBITDAR/Fully Adjusted for such Operator for any period, shall be computed by taking into account (i) management fees equal to the greater of such Operator’s actual management fees for such period or imputed management fees equal to 5% of such Operator’s gross income for such period as determined in accordance with GAAP, and (ii) an imputed annual capital expenditures reserve allowance of $350 per licensed bed in such Operator’s Facility.

EBITDAR/Management Fee Adjusted:  With respect to any Operator, for any period, an amount equal to EBITDAR for such Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator used in calculating EBITDAR/Management Fee Adjusted for such Operator for any period, shall be computed by taking into account management fees equal to the greater of such Operator’s actual management fees for such period or imputed management fees equal to 5% of such Operator’s gross income for such period as determined in accordance with GAAP.

Employee Plan:  Any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of any Borrower or Operator described from time to time in its financial statements, and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or multi-employer plan, maintained or administered by any Borrower or Operator or to which any Borrower or Operator is a party, or under which any Borrower or Operator may have any liability, or by which any Borrower or Operator may be bound.

Environmental Indemnity:  As defined in Section 4.1 hereof.

Environmental Laws:  As defined in the Environmental Indemnity.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Event of Default:  The following: (i) when used in reference to this Agreement, one or more of the events or occurrences referred to in Section 10.1 of this Agreement; and (ii) when used in reference to any other document, a default or event of default under such document that has continued after the giving of any applicable notice and the expiration of any applicable grace or cure periods.

Facility: Skilled nursing facilities which are operated by Borrowers in the Projects, described as follows:

Operator	Facility Name	Location	Beds
Operator 1	Little Rock Healthcare and Rehab a/k/a West Markham Sub Acute and Rehabilitation Center	5720 West Markham Street, Little Rock, Pulaski County, Arkansas	154
Operator 2	Northridge Healthcare and Rehabilitation	2501 John Ashley Drive, North Little Rock, Pulaski County, Arkansas	140
Operator 3	Woodland Hills Healthcare and Rehabilitation	8701 Riley Drive, Little Rock, Pulaski County, Arkansas	140

GAAP:  Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

Gross Revenues:  In the case of each Project, income and receipts from all sources, including, without limitation, with respect to such Project, and in the case of such Project, including, without limitation, all base rent, additional rent, security deposits and other amounts paid by tenants of the Project.

Guarantors:  AdCare and Operators.

Guaranty:  As defined in Section 4.1 hereof.

Hazardous Substance:  As defined in the Environmental Indemnity.

Hedging Agreements:  The following: (i) any ISDA Master Agreement between any Borrower and Lender or any other provider, (ii) any Schedule to Master Agreement between any Borrower and Lender or any other provider, and (iii) all other agreements entered into from time to time by any Borrower and Lender or any other provider relating to Hedging Transactions.

Hedging Transaction:  Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and Lender or any other provider which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Interest Charges:  With respect to any party, for any period, the sum of: (i) all interest, charges and related expenses payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as interest in accordance with GAAP, plus (iii) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

Land:  The three parcels of real estate legally described in Exhibit A to this Agreement, each owned by a Borrower as specified therein, together with all improvements presently located thereon and all easements and other rights appurtenant thereto.

Leases:  Leases by Borrower 1, Borrower 2 and Borrower 3 to Operator 1, Operator 2 and Operator 3, respectively, of the Projects each dated as of April 1, 2012.

Legal Requirements:  As to any person or party, the organizational and governing documents of such person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or party or any of its property or to which such person or party or any of its property is subject.

Lender:  The PrivateBank and Trust Company, an Illinois banking corporation.

Loan:  The loan to be made pursuant to this Agreement.

Loan Amount:  $21,800,000.

Loan Documents:  This Agreement, the documents specified in Article 4 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan, and any Bank Product Agreements to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreements to which Lender is a party.

Loan Expenses:  All interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) interest due on the Loan and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all fees and disbursements of architects, engineers and consultants engaged by Borrowers and Lender; (iv) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (v) all appraisal fees; (vi) all title, casualty, liability, payment, performance or other insurance or bond premiums; (vii) the cost of a real estate tax monitoring service; (viii) all reasonable fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the origination, negotiation, document preparation, consummation, enforcement or administration of this Agreement or any of the Loan Documents; and (ix) any amounts required to be paid by Borrowers under this Agreement, the Mortgages or any Loan Document after the occurrence of an Event of Default under this Agreement or any of the other Loan Documents.

Loan Opening:  The first disbursement of Loan Proceeds.

Loan Proceeds:  All amounts advanced as part of the Loan, whether advanced directly to Borrowers or otherwise.

Maturity Date:  March 30, 2017.

Mortgages:  As defined in Section 4.1 hereof.

Net Income:  With respect to any party, for any period, the net income (or loss) of such party for such period as determined in accordance with GAAP, excluding any gains from dispositions of assets, any extraordinary gains and any gains from discontinued operations.

Note:  As defined in Section 4.1 hereof.

Old Operator:  The following:

Old Operator	Facility Name	Location
Southpoint Health, LLC	Little Rock Healthcare and Rehab a/k/a West Markham Sub Acute and Rehabilitation Center	5720 West Markham Street, Little Rock, Pulaski County, Arkansas
Northcare, LLC	Northridge Healthcare and Rehabilitation	2501 John Ashley Drive, North Little Rock, Pulaski County, Arkansas
Woodland Health, LLC	Woodland Hills Healthcare and Rehabilitation	8701 Riley Drive, Little Rock, Pulaski County, Arkansas

Operations Transfer Agreement:  In the case of each Facility, the Operations Transfer Agreement dated as of April 1, 2012, for such Facility by and between the Old Operator of such Facility and the Operator of such Facility.

Operator 1:  Little Rock HC&R Nursing, LLC, a Georgia limited liability company.

Operator 2:  Northridge HC&R Nursing, LLC, a Georgia limited liability company.

Operator 3:  Woodland Hills HC Nursing, LLC, a Georgia limited liability company.

Operators:  Operators 1, 2 and 3, collectively.

Operator Loan:  Any future loan or loans by Lender to any one or more of Operators, whether to an Operator alone or to one or more of Operators and other borrowers.

Operator Loan Documents:  All documents at any time evidencing or securing any Operator Loan, and all as heretofore and hereafter modified, amended, restated, increased, renewed and extended.

Permitted Exceptions:  In the case of each Project, the title exceptions specified in Exhibit C hereto with respect to such Project, together with such additional exceptions as may be permitted by the express terms of this Agreement or any of the other Loan Documents.

Permitted Substance:  As defined in the Environmental Indemnity.

Prohibited Transfer:  As defined in Section 7.12 hereof.

Project:  A parcel of the Land and the building and other improvements located on such parcel of Land.

Rental Expense:  With respect to any party, for any period, the rental expense for real estate leased by such party as lessee for such period as determined in accordance with GAAP.

Rental Income:  With respect to any party, for any period, the rental income for real estate leased by such party as lessor for such period, minus the operating expenses of such real estate for such period, all as determined in accordance with GAAP.

Required Loan Opening Date:  April 2, 2012.

Signing Entity:  Each entity (other than a Borrower itself) that appears in the signature block of any Borrower in this Agreement, if any.

State:  The State of Arkansas.

Title Insurance Company:  First American Title Insurance Company.

Title Insurance Policy:  As defined in Section 5.1 hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties.  To induce Lender to execute and perform this Agreement, Borrowers hereby jointly and severally represent, covenant and warrant to Lender as follows:

(a)           At the Loan Opening and at all times thereafter until the Loan is paid in full each Borrower will have good and merchantable fee simple title to its Land, subject only to the Permitted Exceptions.  Each Borrower has legal power and authority to encumber and convey its Project.  The Declarations are in full force and effect and have not been modified or amended.  No Default or Event of Default under the Declarations on the part of any Borrower has occurred and is continuing.

(b)           Each Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and duly registered to transact business and in good standing in the State of Arkansas.  Each Borrower has full power and authority to conduct its business as presently conducted, to own and operate its Project, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents, all of which has been duly authorized by all necessary Legal Requirements applicable to such Borrower.  Each Signing Entity is duly organized, validly existing and in good standing under the laws of the State in which it is organized, has full power and authority to conduct its business as presently conducted and to execute this Agreement and the other Loan Documents to which the applicable Borrower is a party in the capacity shown in the signature block of such Borrower contained in this Agreement, and such execution has been duly authorized by all necessary Legal Requirements applicable to such Signing Entity.  Neither any Borrower nor any Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either any Borrower or any Guarantor.  The direct and indirect ownership of Borrowers is as shown in Exhibit C attached to this Agreement.

(c)           Each Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and duly registered to transact business and in good standing in the State of Arkansas.  Each Operator has full power and authority to conduct its business as presently conducted, to lease the applicable Project from the applicable Borrower and operate its Facility, and to enter into and to perform the Guaranty and the other Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to such Operator.

(d)           AdCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  AdCare has full power and authority to conduct its business as presently conducted and to enter into and to perform the Guaranty and the other Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to AdCare.

(e)           Each Borrower and each Guarantor is able to pay its debts as such debts become due, and each has capital sufficient to carry on its respective present businesses and transactions and all businesses and transactions in which it or he is about to engage.  Neither any Borrower nor any Guarantor (i) is bankrupt or insolvent, (ii) has made an assignment for the benefit of its respective creditors, (iii) has had a trustee or receiver appointed, (iv) has had any bankruptcy, reorganization or insolvency proceedings instituted by or against its, or (v) shall be rendered insolvent by its execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.  There is no Uniform Commercial Code financing statement on file that names any Borrower or any Guarantor as debtor and covers any of the collateral for the Loan, and there is no judgment or tax lien outstanding against any Borrower or any Guarantor.

(f)            This Agreement, the Note, the Mortgages, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrowers and Guarantors in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); and no basis exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan; and enforcement of this Agreement and the Loan Documents is subject to no defenses of any kind.

(g)           The execution, delivery and performance of this Agreement, the Note, the Mortgages, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrowers or Guarantors pursuant to this Agreement or in connection with the Loan and the use and occupancy of the Projects will not:  (i) violate any Legal Requirements applicable to Borrower or any Signing Entity, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which any Borrower, any Guarantor or any Signing Entity is a party or by which any of them may be bound.  Neither any Borrower, any Guarantor nor any Signing Entity is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by any Borrower or any Guarantor of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement or the other Loan Documents

(h)           No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding, or threatened litigation or proceeding or basis therefor, exists which could (i) adversely affect the validity or priority of the liens and security interests granted Lender under the Loan Documents; (ii) materially adversely affect the ability of any Borrower or any Guarantor to perform their obligations under the Loan Documents; or (iii) constitute a Default or Event of Default under this Agreement or any of the other Loan Documents.

(i)            It is a condition of this Agreement and the Loan that the Projects and the use and occupancy of the Projects do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any Declarations, and if a third-party is required under any Declarations or other documents, to consent to use or operation of the Projects, Borrowers have obtained such approval from such party, and to the best of Borrowers’ knowledge, such condition is satisfied.  In addition, and without limiting the foregoing, each Borrower shall (i) ensure that no person or entity owns a controlling interest in or otherwise controls such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended.

(j)            Each of the following is a condition of this Agreement and the Loan:  Except as disclosed in the environmental site assessments referred to below, the Projects have never been used for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Substances, and no Hazardous Substances exist on the Projects or under the Projects or in any surface waters or groundwaters on or under the Projects.  The Projects and their existing and prior uses have at all times complied with all Environmental Laws, and Borrowers have not violated any Environmental Laws.  The environmental site assessments referred to above are as follows:

(i)            In the case of Borrower 1’s Project, a Phase 1 Environmental Site Assessment Report dated January 31, 2012, prepared by Environmental Corporation of America.

(ii)           In the case of Borrower 2’s Project, a Phase 1 Environmental Site Assessment Report dated January 31, 2012, prepared by Environmental Corporation of America.

(iii)          In the case of Borrower 3’s Project, a Phase 1 Environmental Site Assessment Report dated January 31, 2012, prepared by Environmental Corporation of America.

To the best of Borrowers’ knowledge, each of such conditions is satisfied.

(k)           There are no facilities on the Projects which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder.  Except as disclosed in the environmental site assessments referred to above, the Projects do not contain any underground or above ground storage tanks.

(l)            All financial statements submitted by any Borrower or any Guarantor to Lender in connection with the Loan are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present the respective financial conditions and results of operations of the entities and persons which are their subjects.

(m)          This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements, and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of any Borrower or any Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading in any material respect.

(n)           Each parcel of Land is taxed as one or more separate tax parcels which do not include any property other than such parcel of Land.

(o)           Under applicable law, each parcel of Land may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.

(p)           All utility and municipal services required for the construction, occupancy and operation of the Projects, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are available for use by and currently provide service to the Projects.

(q)           Subject to the provisions of Section 7.9(b) of this Agreement, all governmental permits and licenses required by applicable law in order for Borrowers to own and lease the Projects, and for Operators to operate their Facilities, have been validly issued and are in full force.

(r)            Each of the following is a condition of this Agreement and the Loan:  The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Projects comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws.  The applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Projects have issued their permits for the construction, tap-on and operation of those systems.  To the best of Borrowers’ knowledge, each of such conditions is satisfied.

(s)            It is a condition of this Agreement and the Loan that all utility, parking, access (including curb-cuts and highway access), construction, recreational and other permits and easements required for the use of the Projects have been granted and issued, and to the best of Borrowers’ knowledge, such condition is satisfied.

(t)            With the exception of Permitted Exceptions, the improvements located on each parcel of Land do not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which any Borrower is aware or has reason to believe may exist) which exists with respect to the applicable Project.

(u)           The Loan, including interest rate, fees and charges as contemplated hereby, is a “business loan” within the meaning of subparagraph (1)(c) contained in Section 205/4 of Chapter 815 of the Illinois Compiled Statutes, as amended; the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, any Borrower or any property securing the Loan.

(v)           There are no leases for use or occupancy of the Projects other than the Leases, with the exception of agreements entered into with residents and occupants in the ordinary course of business of operating the Facilities.

(w)          Each Lease is in full force and effect; no Defaults or Events of Default on the part of the applicable Borrower have occurred and are continuing thereunder; the tenant has no right of set-off against payment of rent due thereunder; and enforcement of the Lease by such Borrower or by Lender pursuant to an exercise of Lender’s rights under the Assignment of Rents would be subject to no defenses of any kind.  Each Operations Transfer Agreement is in full force and effect and no Defaults or Events of Default on the part of the applicable Operator or Old Operator have occurred and are continuing thereunder.

(x)           All Employee Plans of Borrowers, if any, and Operators meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  Borrowers and Operators have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of their properties or assets.

(y)           Each of the following is a condition of this Agreement and the Loan:  There are no strikes, lockouts or other labor disputes pending or threatened against any Borrower or any Operator; hours worked by and payment made to employees of Borrowers and Operator have not been in violation of the Fair Labor Standards Act or any other applicable law; and no unfair labor practice complaint is pending or threatened against any Borrower or any Operator before any governmental authority.  To the best of Borrowers’ knowledge, each of such conditions is satisfied.

(z)           Subject to the provisions of Section 7.9(b) of this Agreement, each Facility has all necessary licenses, permits and certifications required by any applicable governmental authority to operate and maintain a skilled nursing facility therein with its current number of beds in service, and participates in the Medicare and Medicaid programs.  Each Operator has complied with all applicable requirements of the United States of America, the State of Arkansas and all applicable local governments, and of its agencies and instrumentalities, necessary to operate and maintain such Facility as such a facility.  All utilities necessary for use, operation and occupancy of each Project and each Facility are available to such Project and such Facility.  All requirements for unrestricted use of each Project and each Facility as a skilled nursing facility under the rules and regulations of the State of Arkansas Department of Human Services and of any other department or agency of the State of Arkansas having jurisdiction over each Project and each Facility have been fulfilled.  All building, zoning, safety, health, fire, water district, sewerage and environmental protection agency and any other permits or licenses which are required by any governmental authority for use, occupancy and operation of each Project and each Facility as a skilled nursing facility have been obtained and are in full force and effect.  Neither any Borrower, any Operator, any Guarantor, any Project nor any Facility is subject to any corporate integrity agreement, compliance agreement or other agreement governing the operation of any Project or any Facility or the operations of any Borrower, any Operator or any Guarantor.

(aa)         Each Borrower and Operator is in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of Borrowers or Operators.  Neither any Borrower nor any Operator: (i) has had a civil monetary penalty assessed against it under the Social Security Act (the “SSA”) Section 1128(a) ), other than nominal amounts for violations which were not of a material nature, (ii) has been excluded from participation under the Medicare program or under a State health care program as defined in the SSA Section 1128(h) (“State Health Care Program”), or (iii) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in the SSA Section 1127(a) and (b)(l), (2), (3): (A) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (C) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offense described in (A) through (C) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.  Without limiting the generality of the foregoing, neither any Borrower nor any Operator is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicare or Medicaid Provider Agreement or other agreement or instrument to which such Borrower or Operator is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicare or Medicaid Certification of such Borrower or Operator.

2.2          Continuation of Representations and Warranties.  Borrowers hereby covenant, warrant and agree that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct in all material respects at the time of the Loan Opening and at all times thereafter so long as any part of the Loan shall remain outstanding.  Each request for disbursement of Loan Proceeds shall constitute a reaffirmation that these representations and warranties are true in all material respects as of the date of such request and will be true in all material respects on the date of the disbursement.

ARTICLE 3

THE LOAN

3.1.         Agreement to Borrow and Lend.

(a)           On the terms of and subject to the conditions of this Agreement, Borrowers agree to borrow from Lender, and Lender agrees to lend to Borrowers, an amount not to exceed the Loan Amount.

(b)           The Loan shall be evidenced by the Note executed by Borrowers jointly and severally and shall be secured by the Mortgages and the Assignments of Rents.  The Loan shall be guaranteed by Guarantors pursuant to the Guaranty, and Borrowers and Guarantors shall protect Lender with respect to environmental matters pursuant to the Environmental Indemnity.  If Lender extends any Operator Loan to any one of more of Operators, the Loan shall be secured by the Operator Loan Documents for such Operator Loan and the Loan Documents shall secure such Operator Loan; provided, however, that notwithstanding any other provision of the Loan Documents or any Operator Loan Documents, (i) if the Loan is repaid at a time when any Operator Loan is outstanding, and if there is no existing Default or Event of Default under any of the Operator Loan Documents, such Operator Loan shall no longer be secured by the liens and encumbrances created under the Loan Documents, and (ii) if any Operator Loan is repaid and terminated at a time when the Loan is outstanding, and no there is no existing Default or Event of Default under any of the Loan Documents, the Loan shall no longer be secured by the liens and encumbrances created under the Operator Loan Documents for such Operator Loan.  At any time that Lender does not have any Operator Loan extended to any Operator, the references in this Agreement and the other Loan Documents to the Operator Loan shall be of no force or effect.  Nothing contained in this Agreement shall constitute a commitment or agreement by Lender to extend any Operator Loan to any Operator.

(c)           The proceeds of the Loan together with cash equity of Borrowers shall be used by Borrowers for the purchase of the Projects, funding the Collateral Account and Capital Expenditures Reserve Account as required by this Agreement, and paying acquisition and financing costs and expenses.  Notwithstanding any other provision of this Agreement, the amount of the Loan shall not exceed an amount equal to 80% of the aggregate “as is” appraised value of the Projects as shown in the appraisals required by this Agreement, and the aggregate purchase price for the Projects must not exceed the aggregate “as is” appraised value of the Projects as shown in such appraisals.

(d)           The closing of the purchase of the Projects by Borrowers is to occur on Sunday, April 1, 2012, and the deeds conveying the Projects to Borrowers will be dated April 1, 2012.  April 1, 2012, is not a business day  In order that Borrowers will be able to demonstrate the availability of funds on the April 1, 2012, purchase closing date, subject to compliance with all of the conditions to disbursement which are contained in this Agreement, Lender will disburse the proceeds of the Loan on Friday, March 30, 2012, and the Loan and the Note will begin bearing interest on that date, and Borrowers hereby request that Lender do so.  The disbursement on March 30, 2012, will consist of deposits into the Collateral Account ($1,340,000) and Capital Expenditures Reserve Account ($470,000) and payment of expenses to Lender and its legal counsel, and the remainder of the disbursement will be deposited by Lender into an escrow with a title insurance escrow agent for the Loan and purchase closing.  The escrow instructions to such escrow agent will provide that the loan proceeds deposited in escrow are not to be disbursed prior to Monday, April 2, 2012, and then only if the closing of the purchase of the Projects, including delivery of deeds, has been completed.  The Mortgages and the Assignments of Rents will be dated as of April 1, 2012, to correspond to the dating of the deeds conveying the Projects to Borrowers, and this Agreement, the Note, the Indemnity Agreement and the Guaranty will be dated as of March 30, 2012, to correspond to the date of disbursement of the Loan.

3.2          Interest.  Interest on funds advanced hereunder shall —

(i)            From the Loan Opening until the Maturity Date, accrue at the interest rates provided for in the Note;

(ii)           Be computed upon advances of the Loan from and including the date of each advance by Lender to or for the account of a Borrower (whether to an escrow or otherwise), on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due; and

(iii)          Be paid by Borrowers to Lender together with principal payments, if any, in the manner set forth in the Note.

3.3          Principal Payments; Maturity Date; Prepayment.

(a)           Prior to the Maturity Date, principal payments, if any, shall be made as provided in the Note.  The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the Maturity Date.

(b)           The Loan may be prepaid prior to the Maturity Date on the terms and upon payment of the charges and fees set forth in the Note.

3.4          Collateral Account.  Borrower shall establish and maintain a collateral account in the name of Borrower held by Lender (the “Collateral Account”).  The amount of the Collateral Account shall be $1,340,000, and on the date of this Agreement, Borrower shall deposit the sum of $1,340,000 into the Collateral Account.  The Collateral Account shall be held as additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents and all of the obligations of Operators under all Operator Loan Documents, and Borrower hereby pledges and assigns to Lender, and grants to Lender a first lien on and a first priority security interest in the Collateral Account, all cash and investments from time to time on deposit in the Collateral Account, and all proceeds of all of the foregoing.  Amounts on deposit in the Collateral Account shall be held in a certificate of deposit issued by Lender.  Interest earned on amounts on deposit in the Collateral Account shall be added to the Collateral Account.  All amounts on deposit in the Collateral Account shall be released by Lender to Borrowers at such time as all of the principal of and interest on the Loan have been paid in full and all of the other obligations to Lender under this Agreement and the other Loan Documents have been fully paid and performed, or at such earlier time as the amount of the combined EBITDAR/Fully Adjusted for Operators for a fiscal year is not less than $3,700,000, as shown in annual reviewed financial statements of Operators and a compliance certificate furnished to Lender as provided in Section 7.4 of this Agreement.

3.5.         Uniform Commercial Code Matters.

(a)           All references in this Agreement and the other Loan Documents to the Code are to the Code as from time to time in effect.

(b)           Borrowers represent and warrant to Lender as follows:

(i)            The exact legal names of Borrowers are as stated in the first paragraph of this Agreement

(ii)           The nature of each Borrower entity and the State in which it is organized are as stated in the first paragraph of this Agreement.  The organizational numbers of Borrowers in such State are as follows:

Borrower	Organizational Number
Borrower 1	12008895
Borrower 2	12008902
Borrower 3	12008908

(iii)          The address of each Borrower’s chief executive office is 5057 Troy Road, Springfield, Ohio 45502.

(iv)          Each Borrower has no place of business other than the chief executive office referred to in (iii) above, at the address for notices set forth in Section 12.11 of this Agreement, and at its Project in the State of Arkansas.

(c)           Each Borrower shall not, without not less than 30 days’ prior written notice to Lender, change its legal name, the nature of the Borrower entity, the State in which it is organized, its organizational number in the State in which it is organized, if any, the address of its chief executive office, or the address of its other places of business, from those referred to in paragraph (b) of this Section.

(d)           Borrowers acknowledge that by entering into the security agreements contained in this Agreement and the other Loan Documents, Borrowers have authorized the filing of financing statements and amendments under the Code covering the collateral described in such security agreements, without the signature of Borrowers.

(e)           As additional security for the payment and performance of all of the obligations of all of Borrowers under this Agreement and the other Loan Documents and all of the obligations of Operators under all Operator Loan Documents, each Borrower hereby grants to Lender a security interest in all Deposit Accounts (as defined in the Code) from time to time maintained by such Borrower with Lender, all cash and investments from time to time on deposit in all such Deposit Accounts, and all proceeds of all of the foregoing.

ARTICLE 4

LOAN DOCUMENTS

4.1          Loan Documents.  As a condition precedent to the Loan Opening, Borrowers agree that they will deliver the following Loan Documents to Lender at or prior to the Loan Opening, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)           Promissory Note.  A Promissory Note dated the date hereof (the “Note”), executed by Borrowers jointly and severally and made payable to the order of Lender, in the Loan Amount.

(b)           Mortgages.  A separate Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of April 1, 2012 (each a “Mortgage”), duly executed by each Borrower to and for the benefit of Lender, creating a first lien on such Borrower’s Land to secure the Note, the Loan and all obligations of all of Borrowers in connection therewith.

(c)           Assignments of Rents and Leases.  A separate Absolute Assignment of Rents and Leases dated as of April 1, 2012 (each an “Assignment of Rents”), duly executed by each Borrower to and for the benefit of Lender, collaterally assigning to Lender all of such Borrower’s rents, leases and profits of its Project as security for the Note, the Loan and all obligations of all of Borrowers in connection therewith.

(d)           Financing Statements.  Uniform Commercial Code Financing Statements as required by Lender to perfect all security interests granted by this Agreement, the Mortgages and the other Loan Documents.

(e)           Environmental Indemnity.  An Environmental Indemnity Agreement  dated as of even date herewith (the “Environmental Indemnity”), executed by Borrowers and Guarantors jointly and severally to and for the benefit of Lender, indemnifying Lender for all risks, liabilities, costs and expenses which may be incurred as a result of environmental matters at the Projects.

(f)            Guaranty.  A Guaranty of Payment and Performance dated as of even date herewith (the “Guaranty”), executed by each Guarantor jointly and severally to and for the benefit of Lender, guaranteeing to Lender the payment and performance of all obligations of all Borrowers in connection with the Loan.

(g)           Collateral Assignments.  Collateral assignments of such agreements, leases, contracts and other rights or interests of Borrowers with respect to the Projects as Lender may reasonably request.

(h)           Other Loan Documents.  Such other documents and instruments as Lender may reasonably require.

4.2          Interest Rate Protection.

(a)           Any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any Borrower arising under or in connection with all Hedging Transactions and Hedging Agreements to which Lender is a party shall be secured by all of the collateral for the Loan.

(b)           As additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents and all of the obligations of Operators under all Operator Loan Documents, Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in, (i) all Hedging Transactions from time to time entered into by any Borrower with Lender or any other provider, (ii) all contracts from time to time entered into by any Borrower with Lender or any other provider with respect to such Hedging Transactions, (iii) all amounts from time to time payable to any Borrower under such Hedging Transactions and contracts, and (iv) all proceeds of all of the foregoing.

ARTICLE 5

CONDITIONS TO LOAN DISBURSEMENTS

5.1          Conditions to Loan Opening.  As conditions precedent to the Loan Opening, (i) Borrowers shall satisfy all applicable conditions and requirements contained in other Sections of this Agreement, and (ii) Borrowers shall furnish the following to Lender at or prior to the Loan Opening or at such time as is set forth below, all of which must be satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)           Title Insurance Policies.  A loan title insurance policy for each Project, issued on the date of the Loan Opening by the Title Insurance Company to Lender, in the full amount of the Loan to the Borrower which is the owner of such Project, insuring the applicable Mortgage to be a valid first, prior and paramount lien upon the fee title to the Project, as the case may be, subject only to the Permitted Exceptions, and containing such endorsements as Lender may require, each in form and substance satisfactory to Lender (each a “Title Insurance Policy”).

(b)           Surveys.  A current plat of survey (each a “Survey”) of each parcel of the Land, which shall (i) be made by a land surveyor licensed in the State, (ii) be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, (iii) include such Table A Items as Lender shall require, (iv) be made such that the relative positional accuracy of the Survey does not exceed that which is specified in the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of the Survey, (v) contain a certificate acceptable to Lender naming the applicable Borrower, Lender and the Title Insurance Company, and (v) contain such additional information as may be required by Lender or the Title Insurance Company.

(c)           Insurance Policies.  Evidence satisfactory to Lender in its reasonable judgment that the insurance coverages required by Section 7.3 hereof are in force.

(d)           Utilities; Licenses; Permits.  As to each Project, evidence satisfactory to Lender that —

(i)            All utility and municipal services required for the occupancy and operation of the Project are available and currently servicing the Project;

(ii)           Subject to the provisions of Section 7.9(b) of this Agreement, all permits, licenses and governmental approvals required by applicable law to occupy and operate each Project and each Facility have been issued, are in full force and all fees therefor have been fully paid;

(iii)          The storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project have issued their permits for the operation thereof; and

(iv)          All utility, parking, access (including curb-cuts and highway access), recreational and other easements and permits required or necessary for the use of the Project have been granted or issued.

(e)           Environmental Reports.  As to each Project, an environmental site assessment (each an “Environmental Report”) prepared at Borrowers’ sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion.  The Environmental Reports shall be subject to Lender’s approval in its sole and absolute discretion.  If any Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may also require as a condition to the Loan Opening, in its sole and absolute discretion, a written report (also referred to herein as an “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions.  Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.

(f)            Appraisals.  As to the Project owned by each Borrower, an appraisal of the Project addressed to Lender and satisfactory to Lender, prepared by a certified or licensed appraiser who is approved by Lender, each in its sole and absolute discretion, which appraisals must show aggregate “as is” appraised values of the Projects in the amount of not less than $27,250,000, such that the Loan Amount will not exceed an amount equal to 80% of the aggregate “as is” appraised value of the Projects.

(g)           Documents of Record.  Copies of all documents of record which affect the Projects, including, without limitation, the Declarations, and estoppel letters from the other parties thereto covering such matters as Lender shall reasonably require.

(h)           Searches.  A report from the appropriate filing officers of the state and counties in which the Land is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender) are of record or on file encumbering any portion of such Land, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrowers and Guarantors.

(i)            Attorney’s Opinion.  An opinion of counsel to Borrowers and Guarantors addressing such issues as Lender may request, subject to assumptions and qualifications satisfactory to Lender.

(j)            Organizational Documents.  Organizational documents, any resolutions required by such documents, and good standing certificates, for Borrowers and the other parties to the Loan Documents, and for any entities executing Loan Documents on behalf of Borrowers or any other parties to the Loan Documents.

(k)           Leases.  A copy of each Lease and a lease subordination agreement with each Operator.  In addition, Borrowers shall deposit all security deposits required under the Leases, if any, with Lender in an account in Borrowers’ name.

(l)            Management and Consulting Agreements.  As to each Project, if the applicable Operator has entered into a management or consulting agreement with respect to the Project, a copy of such management or consulting agreement and a subordination agreement from the manager or consultant in a form satisfactory to Lender.

(m)          Operations Transfer Agreement.  A copy of each Operations Transfer Agreement, and such agreements between Lender and Old Operators as Lender shall require.

(n)           Real Estate Taxes.  Copies of the most recent real estate tax bills for the Land and evidence satisfactory to Lender that each parcel of the Land is separately assessed for real estate taxing purposes.

(o)           Broker.  Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Projects have been paid in full in cash.

(p)           Property Condition Reports.  A property condition report for each Project prepared at Borrowers’ sole cost and expense by an independent consultant approved by Lender in its sole and absolute discretion, and which shall be subject to Lender’s approval in its sole and absolute discretion.

(q)           Operator Loan Documents.  If Lender has extended any Operator Loan, copies of the executed Operator Loan Documents.

(r)            Additional Documents.  Such other papers and documents regarding Borrower, the Project or the Facilities as Lender may reasonably require.

5.2          Additional Conditions to Loan Opening.  The following are additional conditions precedent to the Loan Opening:

(a)           Written Request.  Borrowers shall have delivered to Lender a written request for disbursement prepared in such form and detail, and accompanied by such supporting information and documents, as shall be strictly satisfactory to Lender.

(b)           Representations and Warranties.  All representations and warranties of Borrowers contained in this Agreement, the other Loan Documents and other documents delivered to Lender shall be true and correct in all material respects as of the date of the Loan Opening.

(c)           Financial Condition.  There shall be no material adverse change in the financial condition of any Borrower or any Guarantor as of the date of the Loan Opening.

(d)           Accounts Set Up with Lender; Collateral Account and Capital Expenditures Reserve Account.  Without limitation on the generality of paragraph (f) below, Borrowers and Operators shall have set up all of their respective operating accounts with Lender as required by Section 7.10 of this Agreement, and Borrowers shall have created and funded the Collateral Account and Capital Expenditures Reserve Account as required by Section 3.4 and Section 7.19 of this Agreement, respectively.

(e)           Operator Working Capital.  Operators shall be in compliance with the provisions of Section 7.20(d) of this Agreement.

(f)            Interest Rate Protection.  Borrowers shall have purchased from a qualified counterparty one or more contracts for interest rate protection for such portion or all of the Loan as Lender may require, which contracts shall be in effect for the full term of the Loan and for a rate and otherwise in form and substance satisfactory to Lender in all respects.  Lender agrees that interest rate protection is not required for the Loan.

(f)            No Default or Event of Default.  No Default or Event of Default under this Agreement or under any other Loan Document, and if any Operator Loan has been extended by Lender to Operator, under any Operator Loan Document, shall have occurred and be continuing as of the date of the Loan Opening.

5.3          Termination of Agreement.  Borrowers agree that all conditions precedent to the Loan Opening will be complied with on or prior to the Required Loan Opening Date.  If all of the conditions precedent to the Loan Opening hereunder shall not have been performed on or before the Required Loan Opening Date, Lender, at its option at any time thereafter and prior to the Loan Opening, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrowers.  In the event of such termination, Borrowers shall pay all Loan Expenses which have accrued or been charged as of the date of such termination.

ARTICLE 6

PAYMENT OF LOAN EXPENSES

6.1          Payment of Loan Expenses at Loan Opening.  At the Loan Opening, Lender may pay from Loan Proceeds all Loan Expenses, to the extent the same have not been previously paid.

ARTICLE 7

FURTHER AGREEMENTS OF BORROWER

7.1          Mechanics’ Liens, Taxes and Contest Thereof.  Borrowers agree that they will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Projects and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Projects, before the same become delinquent; provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Mortgages.  If Borrowers shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Mortgages, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Mortgages, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same.  Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of Loan Proceeds hereunder.  In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Lender shall not be required to inquire into the validity or amount thereof.

7.2          Fixtures and Personal Property.  Except for security interests granted to Lender, Borrowers agree that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the construction, equipping or operation of the Projects will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Borrowers will be the absolute owners of said personal property, fixtures, attachments and equipment, subject to the rights of Operators under the Leases.  Borrowers, on request, shall furnish Lender with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

7.3          Insurance Policies.  Borrowers shall, at their expense, during the term of this Agreement, procure and keep in force, or cause to be procured and kept in force by Operators,

the insurance coverages described in Exhibit D attached to this Agreement and conforming to the insurance requirements contained in the Mortgages, and in addition thereto, professional liability insurance covering the operations in the Projects in such amounts and with such deductibles as shall be approved by Lender.  In addition, all insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the state in which the Projects are located and domiciled in the United States or a governmental agency or instrumentality approved by Lender.  The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Lender.  All policies or certificates of insurance shall be delivered to and held by Lender as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Lender at least 30 days before the expiration date of any policy.

7.4          Furnishing Information.

(a)           Borrowers shall promptly supply Lender with such information concerning their assets, liabilities and affairs, and the assets, liabilities and affairs of Guarantors, as Lender may reasonably request from time to time hereafter; which shall include:

(i)            Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of each Borrower showing the results of operations of its Project and consisting of a balance sheet, statement of income and expense and a statement of cash flows, prepared in accordance with GAAP, and certified by an officer of such Borrower.

(ii)           Until such time as subparagraph (iii) below becomes effective, without necessity of any request by Lender, as soon as available and in no event later than 30 days after the end of each calendar month, financial statements of each Operator showing the results of operations of its Facility and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of such Operator.

(iii)          Effective for the first fiscal quarter for which the financial covenant under Section 7.16 of this Agreement is to be tested on a quarterly basis rather than a monthly basis, and for each fiscal quarter thereafter, without necessity of any request by Lender, as soon as available and in no event later than 45 days after the end of each fiscal quarter, financial statements of each Operator showing the results of operations of its Facility and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of such Operator.

(iv)          Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of each Operator showing the results of operations of its Facility and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, certified by an officer of such Operator, and accompanied by a review report of a firm of independent certified public accountants acceptable to Lender; provided, however, that such annual financial statements of Operators shall not be required if the annual audited financial statements of AdCare furnished to Lender under subparagraph (v) below are consolidated financial statements of AdCare and its subsidiaries that include Operators, and which contain the balance sheets and income statements of Operators that were consolidated into the consolidate balance sheet and income statement of AdCare.

(v)           Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of AdCare consisting of a balance sheet, statement of income and expense and a statement of cash flows, prepared in accordance with GAAP, and certified by an officer of AdCare, and accompanied by an audit report of a firm of independent certified public accountants.

(vi)          Without necessity of any request by Lender, as soon as available and in no event later than 45 days after the end of each fiscal quarter, financial statements of AdCare consisting of a balance sheet, statement of income and expense and statement of cash flows, prepared in accordance with GAAP, and certified by an officer of AdCare.

(vii)         Without necessity of any request by Lender, with each financial statement of Borrowers, Operator and AdCare required to be furnished hereunder, a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by appropriate officers of Borrowers, Operators and AdCare, containing a computation of each of the financial covenants set forth in Sections 7.14, 7.15, 7.16, 7.17 and 7.18 hereof which is required to be tested for or during the period covered by such financial statement, and stating that Borrowers have not become aware of any Default or Event of Default under this Agreement or any of the other Loan Documents that has occurred and is continuing or, if there is any such Default or Event of Default describing it and the steps, if any, being taken to cure it.

(b)           Borrowers shall promptly notify Lender of any condition or event which constitutes a Default or Event of Default under this Agreement or any of the other Loan Documents, and of any material adverse change in the financial condition of any Borrower or any Guarantor.

(c)           It is a condition of this Agreement and the Loan that each Borrower and each Operator shall each maintain a standard and modern system of accounting in accordance with GAAP consistently applied.

(d)           It is a condition of this Agreement and the Loan that Borrowers and Operators shall each permit Lender or any of its agents or representatives to have access to and to examine all books and records regarding the Projects and the Facilities at any time or times hereafter upon reasonable prior notice during business hours.

(e)           It is a condition of this Agreement and the Loan that Borrowers and Operators shall each permit Lender to copy and make abstracts from any and all of said books and records.

7.5          Excess Indebtedness.  Borrowers agree to pay to Lender on demand the amount by which the indebtedness hereunder, at any time, may exceed the Loan Amount.

7.6          Certain Title Related Matters.

(a)           Borrowers shall comply with all recorded or other covenants affecting the Projects, including, without limitation, the Declarations.  Borrowers shall not record or permit to be recorded any document, instrument, agreement or other writing against the Land other than Permitted Exceptions.

(b)           Borrowers shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on their part to be performed and observed under the Declarations, and shall not suffer or permit any Default or Event or Default on the part of Borrowers to exist thereunder, and shall not agree or consent to, or suffer or permit, any modification, amendment or termination thereof without the prior written consent of Lender.  Borrowers shall promptly furnish to Lender copies of all notices of default and other material documents and communications sent or received by Borrowers under or relating to any Declaration.

(c)           Borrowers shall cause each of the Projects to be taxed as one or more separate tax parcels which do not include any property other than the Projects.

(d)           Borrowers shall ensure that under applicable law, each of the Projects may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.

7.7          Compliance with Laws; Environmental Matters.  Each of the following is a condition of this Agreement and the Loan:

(a)           Borrowers and Operators shall comply, in all respects, including the conduct of their business and operations and the use of their properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, including without limitation, Environmental Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of any governmental authorities pertaining to the licensing of professional and other health care providers.

(b)           With the exception of Permitted Substances, the Projects will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Substances, and no Hazardous Substances will exist on the Projects or under the Projects or in any surface waters or groundwaters on or under the Projects.  The Projects and their existing and future uses will comply with all Environmental Laws, and Borrowers and Operators will not violate any Environmental Laws.

(c)           Without limitation on any other provision of this Agreement or any of the other Loan Documents, no later than June 1, 2013, each of Borrower 2 and Borrower 3 shall cause its Project (Northridge Healthcare and Rehabilitation and Woodland Hills Healthcare and Rehabilitation, respectively) to have a full fire protection sprinkler system which complies with all applicable legal requirements, and shall furnish evidence thereof satisfactory to Lender.

(d)           The provisions of this paragraph are without limitation on any other provisions of this Agreement.  The Phase 1 Environmental Site Assessment for Borrower 3’s Project which has been furnished to Lender discloses that there was at one time an underground storage tank located on the property, but does not indicate whether such tank has been removed.  Within 60 days after the date of this Agreement, Borrowers shall provide Lender with written evidence satisfactory to Lender as to whether such tank has been removed.  Unless such evidence indicates that such tank has been removed or closed in place, in either case in compliance with all applicable laws, then within six months after the date of this Agreement, Borrowers shall cause such tank to be removed or closed in place, in either case in compliance with all applicable laws, and shall furnish Lender with written evidence thereof satisfactory to Lender.

7.8          ERISA Liabilities; Employee Plans.  It is a condition of this Agreement and the Loan that Borrowers and Operators shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to any Borrower or Operator; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by any Borrower or Operator of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

7.9          Licensure; Notices of Agency Actions.  The following are conditions of this Agreement and the Loan:

(a)           Subject to the provisions of paragraph (b) of this Section, Operators shall be fully qualified by all necessary permits, licenses, certifications, accreditations and qualifications and shall be in compliance with all annual filing requirements of all regulatory authorities.

(b)           The State of Arkansas licenses for the operation of the Facilities and the Medicare and Medicaid certifications for the Facilities are currently held by Old Operators.  It is a condition of this Agreement and the Loan that within a period of 90 days after the date of this Agreement, each Operator shall have obtained a State of Arkansas license for its Facility in the name of such Operator, and that within a period of

180 days after the date of this Agreement, each Operator shall have obtained Medicare and Medicaid certifications for its Facility.  Pending the receipt of such license and Medicare and Medicaid certifications by each Operator, (i) the Old Operator of such Facility shall retain the existing license and Medicare and Medicaid certifications for such Facility, and (ii) such Operator shall operate such Facility under the license and Medicare and Medicaid certifications of such Old Operator under the Operations Transfer Agreement for such Facility.  Upon the issuance of the license and Medicare and Medicaid certifications to such Operator, the arrangements described above under the Operations Transfer Agreement for such Facility shall terminate and such Operator shall thereafter operate such Facility under its own license and Medicare and Medicaid certifications.

(c)           Borrowers and Operators shall within five days after receipt, furnish to Lender copies of all adverse notices from any licensing, certifying, regulatory, reimbursing or other agency which has jurisdiction over any Project or any Facility or over any license, permit or approval under which any Project or any Facility operates, and if any Borrower or any Operator becomes aware that any such notice is to be forthcoming before receipt thereof, it shall promptly inform Lender thereof.

7.10        Project and Facility Accounts and Revenues.

(a)           It is a condition of this Agreement and the Loan that Borrowers and Operators shall each set up and maintain all of their respective operating accounts and other accounts related to the Projects and the Facilities with Lender, shall deposit all of their respective income and receipts promptly upon receipt in such accounts, and shall maintain all of their respective cash and investments on deposit in deposit accounts with Lender.

(b)           Borrowers shall deposit all Gross Revenues promptly upon receipt thereof, into a bank account or accounts maintained by Borrowers with Lender.  As additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents and all of the obligations of Operators under all Operator Loan Documents, Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in, the Gross Revenues, all of Borrowers’ present and future Accounts (as defined in the Code), and the proceeds of all of the foregoing.

7.11        Single-Asset Entity; Indebtedness; Distributions.

(a)           Each Borrower shall not at any time own any asset or property other than its Project and property related thereto, and shall not at any time engage in any business other than the ownership, development, construction, leasing and operation of its Project.  The articles of organization and operating agreement of each Borrower shall not be modified or amended, nor shall any member of any Borrower be released or discharged from its obligations under the operating agreement of such Borrower.

(b)           Each Borrower shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of its Project; and (iv) obligations under its Lease.

(c)           Each Borrower shall not at any time make any Distribution which is in violation of any of the following provisions:

(i)            With the exception of Distributions to another Borrower, each Borrower shall not, directly or indirectly, make any Distribution until such time as, as of the end of any fiscal quarter ending on or after March 31, 2013, the ratio of —

(A)          the amount of the combined EBITDAR for Operators for the 12-month period ending on the last day of such quarter, to

(B)          the principal balance outstanding on the Loan on the last day of such quarter,

was not less than 6.00 to 1.00.

(ii)           If any Default or Event of Default shall occur and be continuing under this Agreement or any of the other Loan Documents, each Borrower shall not, directly or indirectly, make any Distribution.

(iii)          Each Borrower shall not, directly or indirectly, at any time make any Distribution that would cause such Borrower’s cash and cash equivalents remaining after such Distribution to be less than an amount equal to the aggregate of (A) the total amount of the security and other deposits received by such Borrower from tenants of its Project, (B) the total amount of accrued but unpaid real estate taxes on its Project, based on the last full year tax bill or bills received by such Borrower, minus any amount held in a real estate tax escrow by Lender, and (C) a reasonable working capital reserve.

7.12        Restrictions on Transfer.

(a)           Each Borrower shall not effect, suffer or permit any Prohibited Transfer.  Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:

(i)            Any Project or any part thereof or interest therein, excepting only sales or other dispositions of collateral for the Loan no longer useful in connection with the operation of such Project, provided that prior to the sale or other disposition thereof, such collateral has been replaced by collateral of at least equal value and utility and which is subject to the lien of the applicable Mortgage with the same priority as with respect to the original collateral;

(ii)           Any shares of capital stock of a corporate Borrower or a corporation which is a direct or indirect owner of an ownership interest in any Borrower (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers’ Automated Quotation System);

(iii)          All or any part of the membership interests in a limited liability company Borrower or a limited liability company which is a direct or indirect owner of an ownership interest in any Borrower;

(iv)          All or any part of the general partner or the limited partner interest, as the case may be, of a partnership or limited partnership Borrower, or a partnership or limited partnership which is a direct or indirect owner of an ownership interest in any Borrower;

(v)           If there shall be any change in Control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly Controls the day to day operations and management of any Borrower or any Guarantor that is not a natural person and/or owns a Controlling interest in any Borrower or any such Guarantor; provided, however, that this subparagraph shall not apply to AdCare; or

(vi)          If any Guarantor who is a natural person shall die or be declared a legal incompetent;

in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this Section shall not apply to (i) liens securing obligations to Lender, (ii) the lien of current taxes and assessments not in default, (iii) any transfers of any Project, or part thereof, or interest therein, or any shares of stock or partnership or limited liability company interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, (iv) the Leases, or (v) Permitted Exceptions.

(b)           In determining whether or not to make the Loan, Lender evaluated the background and experience of Borrowers and their members in owning and operating property such as the Projects, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Projects.  Borrowers and their members are well experienced in borrowing money and owning and operating property such as the Projects, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s length and without duress of any kind for all of the terms and conditions of the Loan, including this provision.  Borrowers recognize that Lender is entitled to keep its loan portfolio at current interest rates by either making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Borrowers.  Borrowers further recognize that any further junior financing placed upon the Projects (a) may divert funds which would otherwise be used to pay the Note; (b) could result in acceleration and foreclosure by any such junior encumbrancer which would force Lender to take measures and incur expenses to protect its security; (c) would detract from the value of the Projects should Lender come into possession thereof with the intention of selling same; and (d) would impair Lender’s right to accept a deed in lieu of foreclosure, as a foreclosure by Lender would be necessary to clear the title to the Projects.  In accordance with the foregoing and for the purposes of (i) protecting Lender’s security, both of repayment and of value of the Projects; (ii) giving Lender the full benefit of its bargain and contract with Borrowers; (iii) allowing Lender to raise the interest rate and collect assumption fees; and (iv) keeping the Projects free of subordinate financing liens, Borrowers agree that if this Section is deemed a restraint on alienation, that it is a reasonable one.

7.13                        Leasing, Operation and Management of Projects.

(a)                                 Each Project shall at all times be owned by the applicable Borrower and leased to the applicable Operator under the applicable Lease (with the result that no Borrower shall operate a Facility).  Each Borrower shall not agree or consent to or suffer or permit any modification, amendment or termination of its Lease, and shall not suffer or permit any Event of Default on the part of such Borrower to exist at any time under such Lease.

(b)                                 Each Facility shall at all times be operated as skilled nursing facility under the management of the applicable Operator.

7.14                        Borrowers Coverage of Debt Service.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ending December 31, 2012, the ratio of —

(i)                                     the amount of the combined EBITDA for Borrowers for such year, to

(ii)                                  the total amount of principal and interest required to be paid on the Loan for such year,

shall be not less than 1.10 to 1.00.  Notwithstanding the foregoing provisions of this Section, in the case of the fiscal year ending December 31, 2012, the calculation of such ratio shall be made for the period commencing on the date of this Agreement and ending on the last day of such year, instead of for the full year.

7.15                        Minimum Fixed Charge Coverage Ratio of Operators.  It is a condition of this Agreement and the Loan that as of the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2012, that the ratio of —

(i)                                     the amount of the combined EBITDAR for Operators for the 12-month period ending on the last day of such quarter, to

(ii)                                  the sum of the combined amounts of the following for Operators for the 12-month period ending on the last day of such quarter: (A) Rental Expense, plus (B) Interest Charges, plus (C) Distributions, other than any amounts which were treated as an expense for accounting purposes, shall be not less than 1.05 to 1.00.  Notwithstanding the foregoing provisions of this Section —

(A)                               For the 12-month period ending on the last day of the fiscal quarter ending June 30, 2013, the combined EBITDAR for Operators for the purpose of this Section shall be calculated using EBITDAR/Cap Ex Adjusted for Operators for the fourth fiscal quarter in such 12-month period and EBITDAR for Operators for the other fiscal quarters in such 12-month period;

(B)                               For the 12-month period ending on the last day of the fiscal quarter ending September 30, 2013, the combined EBITDAR for Operators for the purpose of this Section shall be calculated using EBITDAR/Cap Ex Adjusted for Operators for the third and fourth fiscal quarters in such 12-month period and EBITDAR for Operators for the other fiscal quarters in such 12-month period;

(C)                               For the 12-month period ending on the last day of the fiscal quarter ending December 31, 2013, the combined EBITDAR for Operators for the purpose of this Section shall be calculated using EBITDAR/Cap Ex Adjusted for Operators for the second, third and fourth fiscal quarters in such 12-month period and EBITDAR for Operators for the other fiscal quarter in such 12-month period; and

(D)                               For the 12-month period ending on the last day of the fiscal quarter ending March 31, 2014, and for the 12-month period ending on the last day of each fiscal quarter thereafter, the combined EBITDAR for Operators for the purpose of this Section shall be calculated using EBITDAR/Cap Ex Adjusted for Operators instead of EBITDAR for Operators.

Notwithstanding the foregoing provisions of this Section, in the case of the fiscal quarters ending June 30, 2012, September 30, 2012, and December 31, 2012, the calculation of such ratio shall be made for the period commencing on the date of this Agreement and ending on the last day of such quarter, instead of for the full 12-month period ending on the last day of such quarter.

7.16                        Minimum Combined EBITDAR of Operators.

(a)                                 It is a condition of this Agreement and the Loan that the combined EBITDAR/Management Fee Adjusted for Operators for each calendar month set forth in the table below, shall be not less than the amount set forth opposite such month in the table below:

Calendar Months	Minimum Combined EBITDAR for Operators
April and May, 2012	$90,000
June, 2012	$100,000
July, 2012	$150,000
August and September, 2012	$175,000
October, November and December, 2012	$191,000
January, February and March, 2013	$220,000

(b)                                 Until such time as paragraph (c) of this Section becomes effective, it is a condition of this Agreement and the Loan that the combined EBITDAR/Fully Adjusted for

Operators for each calendar month commencing with the calendar month ending April 30, 2013, shall be not less than $256,000.

(c)                                  Effective for the earlier of the first fiscal quarter ending after the combined EBITDAR/Fully Adjusted for Operators has been not less than $256,000 for each of six consecutive calendar months, as shown in monthly financial statements of Operators and compliance certificates furnished to Lender as provided in Section 7.4 of this Agreement, or the fiscal quarter ending June 30, 2013, it is a condition of this Agreement and the Loan that the combined EBITDAR/Fully Adjusted for Operators for each fiscal quarter shall be not less than $768,000.

7.17                        AdCare Debt Service Coverage Ratio.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ended December 31, 2011, the ratio of —

(i)                                     the amount of EBITDAR for AdCare for such year, to

(ii)                                  the total amount Debt Service required to be paid by AdCare for such year,

shall be not less than 1.00 to 1.00.  Notwithstanding the foregoing provisions of this Section, if such ratio for any fiscal year is less than 1.00 to 1.00, the condition in this Section shall nevertheless be deemed to be satisfied if the amount of unencumbered, unrestricted cash shown as an asset in AdCare’s audited financial statements as at the end of such fiscal year is not less than an amount equal to the total additional amount of EBITDAR for AdCare that would have been necessary in order for such ratio to have been not less than 1.00 to 1.00 for such fiscal year and for all prior fiscal years ending after on and after December 31, 2011 (the “Cumulative Shortfall”); provided, however, that the foregoing provisions of this sentence shall not apply if the Cumulative Shortfall is more than $3,000,000.

7.18                        AdCare Leverage Ratio.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ended December 31, 2011, the ratio of —

(i)                                     the total amount of long term senior secured indebtedness of AdCare, including the current portion thereof, each as determined in accordance with GAAP, outstanding on the last day of such year, to

(ii)                                  the amount of EBITDA for AdCare for such year,

shall be not more than 11.00 to 1.00.

7.19                        Capital Expenditures Reserve Account.

(a)                                 Borrowers shall establish and maintain a capital expenditures reserve account held by Lender (the “Capital Expenditures Reserve Account”).  The Capital Expenditures Reserve Account shall be an interest bearing account held as additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents and all of the obligations of Operators under all Operator Loan Documents, and

Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in, the Capital Expenditures Reserve Account, all cash and investments from time to time on deposit in the Capital Expenditures Reserve Account, and all proceeds of all of the foregoing.

(b)                                 On the date of this Agreement, Borrowers shall make a deposit in the Capital Expenditures Reserve Account in the amount of $470,000.  If as of September 1, 2012, either Borrower 2 or Borrower 3, or both, have not accomplished compliance with the provisions of Section 7.7(c) of this Agreement (relating to installation of full fire protection sprinkler systems in their Projects), Borrowers shall make an additional deposit into the Capital Expenditures Reserve Account in the total amount of $485,000, in three equal monthly installments on the first day of each of the months of September, October and November of 2012.  Commencing on April 1, 2013, Borrowers shall make a deposit in the Capital Expenditures Reserve Account on the first day of each month in the amount of $12,746.

(c)                                  Lender shall disburse amounts on deposit in the Capital Expenditures Reserve Account from time to time at the written request of Borrowers for the purpose of paying or reimbursing the cost of capital expenditures made by Borrowers for the Projects upon submission of invoices or receipts for such capital expenditures, provided that in the case of each disbursement that no Default or Event of Default under this Agreement or any of the other Loan Documents or under any Operator Loan Documents has occurred and is continuing.  All amounts on deposit in the Capital Expenditures Reserve Account shall be released by Lender to Borrowers at such time, and only at such time, as all of the principal of and interest on the Loan have been paid in full and all of the other obligations to Lender under this Agreement, the other Loan Documents and all Operator Loan Documents have been fully paid and performed.

7.20                        Concerning Operators.

(a)                                 It is a condition of this Agreement and the Loan that each Operator shall not at any time own any asset or property other than the assets of its Facility and property related thereto, and shall not at any time engage in any business other than the operation of its Facility.

(b)                                 It is a condition of this Agreement and the Loan that each Operator shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of its Facility; (iv) obligations under its Lease; and (v) obligations under its Operations Transfer Agreement.

(c)                                  It is a condition of this Agreement and the Loan that with the exception of security interests granted to secure any future financing which Lender may provide to such Operator, all of each Operator’s property and assets shall at all times be free and clear of all liens, encumbrances and security interests.

(d)                                 It is a condition of this Agreement and the Loan that as of the date of this Agreement, Operators shall have combined cash working capital derived from equity contributions of not less than $300,000, as shown in balance sheets of Operators furnished to Lender, certified by an officer of each Operator.

(e)                                  It is a condition of this Agreement and the Loan that with the exception of Distributions to another Operator, each Operator shall not, directly or indirectly, make any Distribution until such time as, as of the end of any fiscal quarter ending on or after March 31, 2013, the ratio of —

(i)                                     the amount of the combined EBITDAR for Operators for the 12-month period ending on the last day of such quarter, to

(ii)                                  the principal balance outstanding on the Loan on the last day of such quarter,

was not less than 6.00 to 1.00.

7.21                        Security Interest Matters.  This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein.  Borrowers shall execute and deliver such additional security agreements and other documents as Lender shall from time to time request in order to create and perfect such security interests.  Borrowers shall keep all collateral in which security interests are created under this Agreement free and clear of all other liens, security interests and encumbrances.

7.22                        Further Assurance.  Borrowers, on reasonable request of Lender, from time to time, shall execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Projects and the personal property owned by Borrowers located thereon the liens granted to Lender pursuant to this Agreement or any of the other Loan Documents, and to fully consummate the transactions contemplated by this Agreement.

ARTICLE 8

CASUALTIES AND CONDEMNATION

8.1                               Application of Insurance Proceeds and Condemnation Awards.  The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of any Project resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore such Project, as provided in the applicable Mortgage.  Borrowers shall not settle and adjust any claims under policies of insurance except as provided in the Mortgage.

ARTICLE 9

ASSIGNMENTS, SALE AND ENCUMBRANCES

9.1                               Lender’s Right to Assign.  Lender may assign, negotiate, pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Note, the Mortgages and the other Loan Documents, to any bank, participant, financial institution or other person or entity, and in case of such assignment, negotiation, pledge or other hypothecation, Borrowers shall accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned, negotiated, pledged or otherwise hypothecated shall be enforceable against Borrowers by such bank, participant, financial institution or other person or entity, with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment, negotiation, pledge or other hypothecation.

9.2                               Prohibition of Assignments and Encumbrances by Borrowers.  Except as expressly permitted by this Agreement, Borrowers shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer.

ARTICLE 10

EVENTS OF DEFAULT BY BORROWER

10.1                        Event of Default Defined.  The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)                                 Borrowers fail to pay (i) any installment of principal or interest payable pursuant to the Note on the date when due, or (ii) any other amount payable to Lender under the Note, this Agreement or any of the other Loan Documents when any such payment is due in accordance with the terms hereof or thereof;

(b)                                 If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in any of the following provisions of this Agreement: Section 7.7(c), 7.9(a), 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20 or 7.21;

(c)                                  If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in this Agreement and not otherwise described in this Section; provided, however, that —

(i)                                     If such failure can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of five days after written notice to Borrowers;

(ii)                                  If such failure cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after written notice to Borrowers; and

(iii)                               If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrowers within such 30-day period and is diligently pursued and such failure is cured within 90 days after the occurrence of such failure;

(d)                                 The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Lender by Borrowers or Guarantors; provided, however, that —

(i)                                     If such inaccuracy or untruth can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of 10 days after any Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise;

(ii)                                  If such inaccuracy or untruth cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after any Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise; and

(iii)                               If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrowers within such 30-day period and is diligently pursued and such failure is cured within 120 days after any Borrower becomes aware of such inaccuracy or untruth, whether by notice from Lender or otherwise;

(e)                                  The occurrence of a Prohibited Transfer;

(f)                                   The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of any Borrower or any Guarantor which in any way relates to or affects the Loan, any Project or any Facility;

(g)                                  The occurrence of a material adverse change in the financial condition of any Borrower, any Operator or any Guarantor;

(h)                                 Any Borrower or any Guarantor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or

(ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of any Borrower or any Guarantor or of all or any substantial part of the property of any Borrower or any Guarantor or any portion of any Project or any Facility; or all or a substantial part of the assets of any Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or vacated within 30 days;

(i)                                     The commencement of any involuntary petition in bankruptcy against any Borrower or any Guarantor or the institution against any Borrower or any Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of any Borrower or any Guarantor, which shall remain undismissed or undischarged for a period of 30 days;

(j)                                    The entry against any Borrower or any Guarantor of any final judgment for the payment of money in an amount in excess of $100,000 and such judgment shall not have been, within 30 days from the entry thereof, vacated, satisfied or appealed from and stayed pending appeal;

(k)                                 The dissolution, termination or merger of any Borrower or any Guarantor which is an entity, or the occurrence of the death or declaration of legal incompetency of any Guarantor who is a natural person;

(l)                                     The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by any Borrower, any Guarantor or any other party thereto (other than Lender), or any Borrower, any Guarantor or any other party thereto (other than Lender) shall deny that it has any or further liability or obligation hereunder or thereunder;

(m)                             The occurrence of an Event of Default under the Note or any of the other Loan Documents, including, without limitation, any Bank Product Agreement to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreement to which Lender is a party, or any Event of Default or other similar condition or event (however described) shall occur and be continuing with respect to any Bank Product Obligation, including, without limitation, any Hedging Transaction, to which Lender or any of its Affiliates is a party;

(n)                                 The occurrence of an Event of Default on the part of any Operator under its Operations Transfer Agreement;

(o)                                 The occurrence of an Event of Default under any document or agreement evidencing or securing the Operator Loan, or any modification, amendment, restatement, increase, renewal, extension or refinancing of the Operator Loan; or

(p)                                 The occurrence of any Event of Default under any document or agreement evidencing or securing any other obligation or indebtedness of any Borrower or any Guarantor to Lender.

ARTICLE 11

LENDER’S REMEDIES UPON EVENT OF DEFAULT

11.1                        Remedies Conferred upon Lender.  During the continuance of any Event of Default under this Agreement, Lender, in addition to all remedies conferred upon Lender by law and by the terms of the Note, the Mortgages and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)                                 Take possession of any one or more of the Projects and do anything required, necessary or advisable in Lender’s sole judgment to fulfill the obligations of Borrowers hereunder, including the right to employ watchmen to protect any Project from injury.  Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the premises to perform the following actions:

(i)                                     without inquiring into and without respect to the validity thereof, to pay, settle or compromise all existing bills and claims which may be liens, or to avoid such bills and claims becoming liens, against its Project or any portion thereof or as may be necessary or desirable for the completion of any construction and equipping of such Project or for the clearance of title to such Project;

(ii)                                  to prosecute and defend actions or proceedings in connection with any Project; and

(iii)                               to do any and every act which such Borrower might do in its own behalf with respect to its Project, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)                                 Withhold further disbursement of Loan Proceeds and terminate any of its obligations to Borrowers;

(c)                                  Declare the Note to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrowers hereby expressly waive;

(d)                                 In addition to any rights of setoff that Lender may have under applicable law, without notice of any kind to Borrowers, appropriate and apply to the payment of the Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrowers then or thereafter in the possession of Lender; and

(e)                                  Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgages and enforcement of all Loan Documents.

11.2                        Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances.  If Borrowers shall fail to perform any of their covenants or agreements herein or in any of the other Loan Documents contained, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Lender in so doing, and any amounts expended by Lender pursuant to Section 11.1 hereof and any amounts advanced by Lender pursuant to this Agreement shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed.  Loan Proceeds advanced by Lender to complete any work at the Projects or to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

11.3                        Attorneys’ Fees.  Borrowers shall pay Lender’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation and administration of this Agreement and shall pay Lender’s reasonable attorneys’ fees and costs in connection with the administration and enforcement of this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel for advice or other representation with respect to any matter concerning any Borrower, this Agreement, any Project or the Loan Documents or if Lender employs one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any portion of any Project, or to attempt to enforce or protect any security interest or lien or other right in any portion of any Project or under any of the Loan Documents, or to enforce any rights of Lender or obligations of Borrowers or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services and actually incurred, and any expenses, costs and charges relating thereto and actually incurred, shall constitute an additional indebtedness owing by Borrowers to Lender payable on demand and evidenced and secured by the Loan Documents.

11.4                        No Waiver.  No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity.  No notice to or demand on Borrowers in any case, in itself, shall entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

11.5                        Default Rate.  During the continuance of any Event of Default under this Agreement or any of the other Loan Documents, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand.  The failure of Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Lender.

ARTICLE 12

MISCELLANEOUS

12.1                        Time is of the Essence.  Borrowers agree that time is of the essence in all of their covenants under this Agreement.

12.2                        Joint and Several Obligations; Full Collateralization.

(a)                                 Each Borrower shall be jointly and severally liable for all of the obligations of all of the Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan Proceeds that is actually disbursed to or for the benefit of each Borrower, or the manner in which Borrowers or Lender account for the Loan in their respective books and records.  All of the collateral provided by each Borrower shall secure all of the obligations of all of the Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan Proceeds that is actually disbursed to or for the benefit of each Borrower.

(b)                                 Each Borrower acknowledges that Lender has advised Borrowers that Lender is unwilling to provide the Loan to Borrowers unless each Borrower agrees to the jointly and several liability and full collateralization described in paragraph (a) above.  Each Borrower has determined that it is in its best interest to undertake such joint and several liability and full collateralization, because of, among other things (i) the benefit to each Borrower of being able to obtain the Loan and the desirability of the terms and conditions of the Loan, (ii) the benefit and economies to be realized by Borrowers in obtaining the Loan as a single loan facility as compared to each Borrower’s obtaining an individual loan facility for its Project, and (iii) the fact that each Borrower is an Affiliate of all of the other Borrowers.

(c)                                  The obligations of each of Borrowers under this Agreement and the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall be continuing and shall be binding upon each of them, and shall remain in full force and effect, and shall not be discharged, impaired or affected by (i) the power or authority of any other Borrower to execute, acknowledge or deliver this Agreement or any of the other Loan Documents; (ii) the existence or continuance of any obligation on the part of any other Borrower under this Agreement or any of the other Loan Documents; (iii) the validity or invalidity of the obligations of any other Borrower under this Agreement or any of the other Loan Documents; (iv) any defense, setoff or counterclaim whatsoever that any other Borrower may or might have to the performance or observance of the obligations under this Agreement or any of the other Loan Documents or to the performance or observance of any of the terms, provisions, covenants and agreements contained in this Agreement or any of the other Loan Documents, including, without limitation, any defense based on any alleged failure of Lender to comply with the implied covenant of good faith and fair dealing, or any limitation or exculpation of liability on the part of any other Borrower; (v) the existence or continuance of any other Borrower as a legal entity; (vi) the transfer by any other Borrower of all or any part of the property encumbered by the Loan Documents; (vii) any sale, pledge, assignment, surrender, indulgence, alteration, substitution, exchange, extension, renewal, release, compromise, change in, modification or other disposition of any of the obligations of any other Borrower or of any of the Loan Documents, all of which Lender is hereby expressly authorized to make from time to time without notice to Borrowers or any of them, or to anyone; (viii) the acceptance by Lender of the primary or secondary obligation of any party with respect to, or any security for, all or any part of the obligations under this Agreement or any of the other Loan Documents; or (ix) any failure, neglect or omission on the part of Lender to realize or protect any of the obligations under this Agreement or any of the other Loan Documents or any collateral or appropriation of any moneys, credits or property of Borrowers toward the liquidation of the obligations under this Agreement or any of the other Loan Documents or by any application of any moneys received by Lender under the Loan Documents.  The obligations of Borrowers and each of them under this Agreement and under the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall not be affected, discharged, impaired or varied by any act, omission or circumstance whatsoever, whether or not specifically enumerated above, except the due and punctual payment, performance and observance of all of the obligations of Borrowers under this Agreement and the other Loan Documents, and then, in each case, only to the extent thereof.

(d)                                 Lender shall have the right to enforce this Agreement and the other Loan Documents against any Borrower with or without enforcing or attempting to enforce the same against any other Borrower or any security for the obligation of any of them, and whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon any security for the Loan or any guaranty of the Loan.  The payment of any amount or amounts by any Borrower, pursuant to its obligation under this Agreement or any of the other Loan Documents, including, without limitation, pursuant to the joint and several liability provided for herein, shall not in any way entitle such Borrower, either at law, or in equity or otherwise, to any right, title or interest in and to this Agreement, the Note, or any of the other Loan Documents, or any principal or interest payments theretofore, then or thereafter at any time made by anyone on behalf of any of Borrowers, or in and to any security therefor, or to any right of recovery against any Borrower, in each case whether by way of indemnity, reimbursement, contribution, subrogation or otherwise, and Borrowers hereby waive and relinquish any and all such right, title and interest in and to the Note, such other obligations, such principal and interest payments, and such security and any and all such rights of recovery against Borrowers  In addition, each Borrower hereby subordinates all obligations of every sort whatsoever now or hereafter coming due to such Borrower from the other Borrowers, to the Loan and the Note and to all other amounts coming due to Lender under the Loan Documents.

12.3                        Concerning the Operator Loan Documents.

(a)                                 This Agreement, the Mortgages and the other Loan Documents and the undertakings of Borrowers hereunder and thereunder and the security interests, mortgage, assignments and other liens created hereby and thereby as security for the Operator Loan and all Operator Loan Documents shall be continuing and shall be binding upon Borrowers, the Projects and the other collateral described herein and therein, and shall remain in full force and effect, and shall not be discharged, impaired or affected by (i) the power or authority of any Operator to issue or to execute, acknowledge or deliver any Operator Loan Documents; (ii) the existence or continuance of any obligation on the part of any Operator on or with respect to the obligations under any Operator Loan Documents; (iii) the validity or invalidity of the obligations under any Operator Loan Documents; (iv) any defense, set-off or counterclaim whatsoever that any

Operator may or might have to the performance or observance of the obligations under any Operator Loan Documents or to the performance or observance of any of the terms, provisions, covenants and agreements contained in any Operator Loan Documents, including, without limitation, any defense based on any alleged failure of Lender to comply with the implied covenant of good faith and fair dealing, or any limitation or exculpation of liability on the part of Operator; (v) the existence or continuance of any Operator as a legal entity; (vi) the transfer by any Operator of all or any part of any property encumbered by any Operator Loan Documents; (vii) any sale, pledge, assignment, surrender, indulgence, alteration, substitution, exchange, extension, renewal, release, compromise, change in, modification or other disposition of any of the obligations under any Operator Loan Documents or of any of the Operator Loan Documents, all of which Lender is hereby expressly authorized to make from time to time without notice to Borrowers, or to anyone; (viii) the acceptance by Lender of the primary or secondary obligation of any party with respect to, or any security for, or any guarantors upon, all or any part of the obligations under any Operator Loan Documents; or (ix) any failure, neglect or omission on the part of Lender to realize or protect any of the obligations under any Operator Loan Documents or any collateral or appropriation of any moneys, credits or property of any Operator toward the liquidation of the obligations under any Operator Loan Documents or by any application of any moneys received by Lender under any Operator Loan Documents.  The obligations of Borrowers under this Agreement, the Mortgages and the other Loan Documents and the undertakings of Borrowers hereunder and thereunder and the security interests, mortgage, assignments and other liens on the Projects and other collateral created hereby and thereby as security for any Operator Loan and any Operator Loan Documents shall not be affected, discharged, impaired or varied by any act, omission or circumstance whatsoever, whether or not specifically enumerated above, except the due and punctual payment and performance of all of the obligations hereby and thereby secured and then, in each case, only to the extent thereof.

(b)                                 Lender shall have the right to enforce this Agreement, the Mortgages and the other Loan Documents for and to the full extent of the amounts hereby and thereby secured for any Operator Loan and any Operator Loan Documents, whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon the obligations of any Operator under any Operator Loan Documents.  The enforcement of this Agreement, the Mortgages and the other Loan Documents against the Projects or other collateral for the collection of the obligations of any Operator under any Operator Loan Documents hereby and thereby secured shall not in any way entitle Borrowers, either at law, or in equity or otherwise, to any right, title or interest in and to any Operator Loan Documents or any of the other obligations hereby or thereby secured, or in and to any security therefor, or to any right of recovery against any Operator, in each case whether by way of indemnity, reimbursement, contribution, subrogation or otherwise.

12.4                        Lender’s Determination of Facts; Lender Approvals and Consents.

(a)                                 Lender at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

(b)                                 Wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender or counsel to Lender, or that any matter is to be to the satisfaction of or as required by Lender or counsel to Lender, or that any matter is to be as estimated or determined by Lender, or the like, unless specifically stated to the contrary, such approval, consent, satisfaction, requirement, estimate or determination or the like shall be in the sole and absolute discretion of Lender or counsel to Lender, as the case may be.

(c)                                  Notwithstanding any other provision of this Agreement or the other Loan Documents, wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender with respect to a matter, if Lender elects to grant such approval or consent, it shall not be unreasonable for Lender to make such approval or consent subject to the condition that such matter must also be approved or consented to in writing by any one of more of Guarantors, any other guarantors of the Loan, and any parties other than Borrowers that have provided collateral for the Loan.

12.5                        Prior Agreements; No Reliance; Modifications.  This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the subject matter of this Agreement, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written.  Borrowers acknowledge that they are executing this Agreement without relying on any statements, representations or warranties, either oral or written, that are not expressly set forth herein.  This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

12.6                        Disclaimer by Lender.  Borrowers are not or shall not be an agent of Lender for any purposes, and Lender is not a venture partner with Borrowers in any manner whatsoever.  Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrowers.

12.7                        Loan Expenses; Indemnification.  Borrowers shall pay all Loan Expenses promptly upon demand therefor by Lender.  To the fullest extent permitted by law, Borrowers hereby agree to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether or not arising from a claim by a third party, and whether or not in litigation, arising out of this Agreement or in connection herewith, unless such suit, claim or damage is caused solely by any act, omission or willful malfeasance of Lender, its directors, officers, agents and authorized employees.  This indemnity is not intended to excuse Lender from performing hereunder.  This obligation on the part of Borrowers shall survive the closing of the Loan, the repayment thereof and any cancellation of this Agreement.  Borrowers shall pay, and hold Lender harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the financing contemplated hereby.  Lender hereby represents and warrants that it has not employed a broker or other finder in connection with the Loan.  Borrowers hereby represent and warrant that no brokerage commissions or finder’s fees are to be paid in connection with the Loan.

12.8                        Captions.  The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

12.9                        Inconsistent Terms and Partial Invalidity.  In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Lender may elect which terms shall govern and prevail.  If any provision of this Agreement, or any section, paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

12.10                 Gender and Number.  Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders.  Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

12.11                 Notices.  All notices and other communications provided for in this Agreement (“Notices”) shall be in writing.  The “Notice Addresses” of the parties for purposes of this Agreement are as follows:

Borrowers:	Name of Borrower Two Buckhead Plaza 3050 Peachtree Road NW Suite 355 Atlanta, Georgia 30305 Attention: Boyd P. Gentry

With a copy to:	Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 1800 Atlanta, Georgia 30339 Attention: Gregory P. Youra

Lender:	The PrivateBank and Trust Company 120 South LaSalle Street Chicago, Illinois 60603 Attention: Amy K. Hallberg

With a copy to:	Seyfarth Shaw LLP 131 South Dearborn Street Suite 2400 Chicago, Illinois 60603 Attention: Alvin L. Kruse

or such other address as a party may designate by notice duly given in accordance with this Section to the other parties.  A Notice to a party shall be effective when delivered to such party’s Notice Address by any means, including, without limitation, personal delivery by the party giving the Notice, delivery by United States regular, certified or registered mail, or delivery by a commercial courier or delivery service.  If the Notice Address of a party includes a facsimile number or electronic mail address, Notice given by facsimile or electronic mail shall be effective when delivered at such facsimile number or email address.  If delivery of a Notice is refused, it shall be deemed to have been delivered at the time of such refusal of delivery.  The party giving a Notice shall have the burden of establishing the fact and date of delivery or refusal of delivery of a Notice.

12.12                 Effect of Agreement.  The submission of this Agreement and the Loan Documents to Borrowers for examination does not constitute a commitment or an offer by Lender to make a commitment to lend money to Borrowers; this Agreement shall become effective only upon execution and delivery hereof by Lender to Borrowers.

12.13                 Construction.  Each party to this Agreement and legal counsel to each party have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.

12.14                 Governing Law.  This Agreement has been negotiated, executed and delivered at Chicago, Illinois, and shall be construed and enforced in accordance with the laws of the State of Illinois.

12.15                 Litigation Provisions.

(a)                                 EACH BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, AND OF ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN WHICH THE PROJECT IS LOCATED, IN WHICH ANY LEGAL PROCEEDING MAY BE COMMENCED OR PENDING RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.

(b)                                 EACH BORROWER AGREES THAT ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT AGAINST SUCH BORROWER IN ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN WHICH THE PROJECT IS LOCATED.  EACH BORROWER WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT AND WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE FROM ANY SUCH COURT.

(c)                                  EACH BORROWER AGREES THAT IT WILL NOT COMMENCE ANY LEGAL PROCEEDING AGAINST LENDER RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR IF A LEGAL PROCEEDING IS COMMENCED BY LENDER AGAINST

BORROWER IN A COURT IN ANOTHER LOCATION, BY WAY OF A COUNTERCLAIM IN SUCH LEGAL PROCEEDING.

(d)                                 EACH BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.

12.16                 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.

12.17                 Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act.  Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Lender to identify Borrowers in accordance with the Act.  In addition, Borrowers shall (i) ensure that no person who owns a controlling interest in or otherwise controls any Borrower or any subsidiary of any Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (ii) not use or permit the use of Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

[SIGNATURE PAGE(S) AND EXHIBIT(S),

IF ANY, FOLLOW THIS PAGE]

IN WITNESS WHEREOF, Borrowers and Lender have caused this Agreement to be executed the day and year first above written.

LITTLE ROCK HC&R PROPERTY HOLDINGS, LLC
NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC
WOODLAND HILLS HC PROPERTY HOLDINGS, LLC

By	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager of Each Borrower

THE PRIVATEBANK AND TRUST COMPANY

By	/s/ Amy K. Hallberg
Amy K. Hallberg, Managing Director

- AdCare Little Rock Owner Loan Agreement -

- Signature Page -